Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts

Media Contacts

Andrew Cook / Linda Ventresca	Laura Accettella /
AXIS Capital Holdings Limited	Caroline Gentile
info@axiscapital.com	Kekst and Company
(441) 297-9513	(212) 521-4859

AXIS CAPITAL RECEIVES INQUIRIES FROM STATE INSURANCE REGULATORS

Pembroke, Bermuda, December 7, 2004 — AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE:  AXS) today announced that its United States operating subsidiaries have received subpoenas or requests for information from various state insurance regulators regarding incentive commission agreements, fictitious and inflated quotes, tying and related issues.

These inquiries are part of industry-wide investigations in these jurisdictions and we understand that officials from other jurisdictions in which we do business have also initiated investigations into similar matters. Accordingly, we may in the future receive additional subpoenas and requests for information.  John Charman, AXIS Capital CEO and President, has stated that AXIS Capital intends to continue to fully cooperate with these and any future inquiries and that AXIS Capital does not believe that it has engaged in the improper business practices that are the focus of the inquiries.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity in excess of $3.0 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been

AXIS Capital Holdings Limited  106 Pitts Bay Road  Pembroke, Bermuda  HM08

Tel. 441.296.2600  Fax 441.296.3140

www.axiscapital.com

assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard & Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.    For more information about AXIS Capital, visit the Company’s website at www.axiscapital.com.

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